                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

                       Date of Report:  January 24, 1997


                             FIFTH DIMENSION INC.
            -------------------------------------------------------
              (Exact name of Registrant as Specified in Charter)



       New Jersey                     02532                     21-0717490
-----------------------     ------------------------     -----------------------
    (State or other         (Commission File Number)        (I.R.S. Employer
    jurisdiction of                                      Identification Number)
    incorporation)


         801 New York Avenue, Trenton, New Jersey          08638-3982
      -------------------------------------------------------------------
         (Address of Principal Executive Office)           (Zip Code)


              Registrant's Telephone Number, including Area Code:

                                (609) 393-8350
                              ------------------

Item 5:  Other Events
         ------------

     This is a follow up of the Press Release of December 13, 1996 and the Form 8-K filed December 18, 1996 which stated as a result of further sample test failures, Kearfott Guidance and Navigation will not accept further shipments of the Company's IMU Slip Rings until the problem is resolved. At this time the open order is for approximately 140 units. In addition as noted in the 10-QSB for the quarter ended September 30, 1996, with respect to earlier test failures from different production lots, there are 283 units delivered to Kearfott that experienced test failures. The total value of the 283 units is approximately $1 million. At that time we reported that the failures might be the result of problems with the testing or with the units themselves.

     As of this writing the testing has been eliminated as the possible problem. The failures are undergoing additional testing and teardown in an effort to identify the cause of failure, however, the analysis is not expected to be concluded for approximately one month. It is the objective of Fifth Dimension, Kearfott and all agencies to identify the problem and if possible identify a method of screening that would separate good units from potential failures. Units identified as potential failures will require either repair or re-manufacture. At this time since the cause of the failure is unknown it is not possible to estimate the time or cost accurately.

     As stated earlier the total value of the 423 units involved is approximately $1.5 million.

     To begin the process; Kearfott will be returning the units to Fifth Dimension at a rate of approximately 100 units per month for screening, repair and/or re-manufacture as required. Depending ont he final analysis and corrective action required, the Company could be required to incur very substantial expenses with respect to the 423 units.

Exhibits:  None

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           Fifth Dimension Inc.
                                          -------------------------------
                                           (Registrant)

                                          /s/ Craig E. Ebner
                                          -------------------------------
                                          By:  Craig E. Ebner
                                          Its: President,
                                               Chief Executive Officer